UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/18/2005

News Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of Principal Executive Offices, Including Zip Code)

212-852-7000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On July 18, 2005, News Corporation (the "Company") announced that it and certain of its wholly owned subsidiaries, Fox Interactive Media, Inc. ("Fox Interactive") and Project Ivory Acquisition Corporation ("Merger Sub"), entered into an Agreement and Plan of Merger, dated July 18, 2005 (the "Merger Agreement"), with Intermix Media, Inc. ("Intermix"), pursuant to which, on the terms and subject to the conditions of the Merger Agreement, Fox Interactive has agreed to acquire Intermix for approximately $580 million in cash, or the equivalent of $12 per common share. The acquisition will be accomplished through the merger (the "Merger") of Merger Sub with and into Intermix, with Intermix as the surviving corporation. The Merger is subject to the approval of Intermix's stockholders and other closing conditions, including the obtainment of required governmental approvals.

In a related transaction, the Company announced that it entered into a voting agreement with VantagePoint Venture Partners ("VantagePoint"), the largest stockholder of Intermix. The agreement provides that VantagePoint will vote its shares, representing approximately 22.4 percent of the outstanding shares of Intermix, in favor of the transaction.

Reference is hereby made to the joint press release regarding the Merger, which is attached as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(c)        Exhibits

99.1        Press Release, dated July 18, 2005, announcing the execution of the Merger Agreement

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

News Corporation

Date: July 18, 2005.	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated July 18, 2005, announcing the execution of the Merger Agreement